                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration No. 333-64594

    Addendum to Prospectus and Prospectus Supplement dated February 21, 2002.


                CREDIT AND ASSET REPACKAGING VEHICLE CORPORATION
                                    DEPOSITOR

            Public Credit and Repackaged SecuritiesSM (PCARS)SM Trust KeyCorp Institutional Capital A Certificates Series 2002-1

                     ------------------------------------

         On February 28, 2002, the Depositor and the underwriters referenced below agreed to increase the aggregate principal amount of the above-mentioned Certificates, from $25,000,000 offered under the Prospectus Supplement dated February 21, 2002 to $29,571,825. This Addendum relates to the offering and sale of the additional $4,571,825 in aggregate principal amount of Certificates that were not originally offered by the Prospectus Supplement and the accompanying Prospectus. As a result of the increase in aggregate principal amount, the changes described below apply to the Prospectus Supplement.

         WHEN YOU READ THE ACCOMPANYING PROSPECTUS SUPPLEMENT, PLEASE NOTE THE INFORMATION PROVIDED BELOW AND ON THE FOLLOWING PAGE:

         - The table on the front cover page of the Prospectus Supplement is replaced by the following table:

                                                              PER CERTIFICATE        TOTAL
                                                              ---------------        -----
       Initial public offering price..................            100%            $29,571,825
       Underwriting discount..........................           3.15%               $931,512
       Proceeds, before expenses, to the trust........          96.85%            $28,640,313


         - The amount of $25,000,000, in all references to the aggregate principal amount of the Certificates being offered, is replaced by the amount of $29,571,825.

         - The amount of $23,958,000, in all references to the aggregate liquidation amount of 7.826% Capital Securities deposited into the Trust, is replaced by the amount of $28,340,000.


                    --------------------------------------

         The underwriters expect to deliver the additional Certificates offered hereby, together with the Certificates originally offered, through the facilities of The Depository Trust Company against payment in New York, New York on March 7, 2002, which will be the fifth business day following the date of this Addendum. You should note that trading of the Certificates may be affected by this five-day settlement cycle.

GOLDMAN, SACHS & CO.
                PRUDENTIAL SECURITIES
                                     U.S. BANCORP PIPER JAFFRAY
                                                     SPEAR, LEEDS & KELLOGG L.P.


                     -----------------------------------
                        Addendum dated February 28, 2002.

                             ADDITIONAL INFORMATION
                             ----------------------

         - The amount of $429,894, in the reference to the initial payment by the trust to the swap counterparty (see page S-14 of the Prospectus Supplement, under "Description of Trust Property-- Swap Agreement-- Terms of Swap Transaction"), is replaced by the amount of $258,386.

         - The amount of $0.48, in the reference to the ratable share of an initial purchaser of Certificates in the initial amount paid by the trust to the swap counterparty (see page S-19 in the Prospectus Supplement, under "U.S. Federal Income Tax Consequences -- Original Issue Discount"), is replaced by the amount of $0.26.

         - The table on page S-23 of the Prospectus Supplement, under "Plan of Distribution", is replaced by the following table:

                                                                                       Principal Amount
                                  UNDERWRITERS                                          OF CERTIFICATES
                                  ------------                                         ----------------

Goldman, Sachs & Co........................................................             $2,125,000.00
Prudential Securities Incorporated.........................................             22,446,825.00
U.S. Bancorp Piper Jaffray Inc.............................................              3,750,000.00
Spear, Leeds & Kellogg L.P.................................................              1,250,000.00
                                                                                      ---------------
     Total.................................................................           $ 29,571,825.00
                                                                                      ===============



         - The last paragraph on page S-23 of the Prospectus Supplement, under "Plan of Distribution", is replaced by the following:

         "It is expected that delivery of the Certificates will be made against payment therefore on or about March 7, 2002, which will be the tenth business day following the date of pricing of the Certificates originally offered, and the fifth business day following the date of pricing of the additional Certificates offered by this Addendum. Under Rule 15c6-1 under the Securities Exchange Act, purchases or sales of securities in the secondary market generally are required to settle within three business days ("T+3"), unless the parties to any such transactions expressly agree otherwise. Accordingly, purchasers of the Certificates who wish to trade the Certificates will be required, by virtue of the fact that the Certificates initially will be settled within ten business days ("T+10") or five business days ("T+5"), as applicable, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Certificates who wish to trade prior to the settlement date should consult their own legal advisors."